Contact:        Stephen B. Siegel
                                                           212-984-8100

                                                           James A. Aston
                                                           864-239-1661


            INSIGNIA FINANCIAL GROUP. INC. ANNOUNCES ACQUISITION OF
               ROSTENBERG-DOERN COMPANY AND HMB PROPERTY SERVICES

     Greenville,  SC, February 28, 1997 -- Insignia Financial Group, Inc. (NYSE:
IFS) announced today the acquisition of Rostenberg-Doern Company, Inc. ("RDC") and HMB Property Services, Inc. ("HMB"). RDC is a leading commercial real estate services provider in Westchester County, New York and Fairfield County, Connecticut, and HMB is a leading commercial real estate services provider in Denver, Colorado. The purchase price was not disclosed for either acquisition.

     RDC, which had 1996 revenues of $4.2 million, will operate as part of Insignia Commercial Group, Inc. (ICG), and will be combined with Insignia/Edward
S. Gordon Co., Inc., the ICG subsidiary that provides commercial brokerage and property management services in the New York metropolitan area. The combination of RDC and Insignia/ESG creates the largest commercial real estate services provider in the Westchester and Fairfield region.

     The HMB acquisition gives ICG long-term management and leasing rights with respect to approximately 1.1 million sq. ft. of high-end office space in the growing Denver market.



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     "Rostenberg-Doern  is a premier company with a leadership  niche in two key suburban markets in the New York metropolitan area, and the assets and people of HMB are among the finest in the Denver market," said Andrew L. Farkas, Chairman, President and Chief Executive Officer of Insignia Financial Group, Inc. "These acquisitions represent another important step in our plans to build the Insignia franchise into a significant national force in commercial real estate services."

     "It has always been our stated intention to be the dominant player in every market that we serve. By adding Rostenberg-Doern to our own growing operations in Westchester and Fairfield Counties and the HMB management and leasing business to our operations in Denver, we have instantly realized that objective in these three vital markets," said Stephen B. Siegel, President of ICG.

     RDC, founded by John H. Rostenberg and David A. Doern in 1976, has grown into the largest independent full-service commercial real estate firm in the Westchester and Fairfield region. The firm has two primary operating groups: tenant representation and property services -- which focuses on all aspects of owner representation, including corporate facility sales, investment sales, property leasing, property management and construction.


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     Insignia/Edward  S.  Gordon Co.,  Inc.  is one of the largest  full-service commercial brokerage firms in the United States and the leading brokerage firm in Manhattan. The company has offices in Midtown and Downtown Manhattan, Saddle Brook, NJ, Stamford, CT, White Plains, NY and Syosset, NY. Insignia/ESG is a founding member of ONCOR International, a provider of real estate services on a worldwide basis.

     With corporate headquarters in Greenville, SC, Insignia Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is also among the largest managers of commercial properties. Insignia Financial Group, Inc. commenced operations in December 1990 and has since grown to provide property and/or asset management services for over 2,500 properties, which include approximately 283,000 residential units (including cooperative and condominium units) and in excess of 107.2 million sq. ft. of retail, commercial and industrial space.